Free Writing Prospectus dated December 5, 2024
Relating to Prospectus dated October 22, 2024
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-282772

CyberArk Announces Secondary Offering of Ordinary Shares

Offering Related to Ordinary Shares held by Thoma Bravo issued in conjunction with the close of CyberArk’s Acquisition of Venafi

Newton, Mass. and Petach Tikva, Israel – December 5, 2024 – CyberArk (NASDAQ: CYBR) (the “Company” or “CyberArk”), a global leader in identity security, announced today that it has launched an underwritten secondary public offering (the “Offering”) by Triton Seller, LP (the “Selling Shareholder”), which is an affiliate of certain funds managed by Thoma Bravo, L.P., of 1,142,538 shares of the Company’s ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”).

The Selling Shareholder will receive all of the proceeds from the Offering. The Company will not receive any proceeds from the sale of the Ordinary Shares being offered by the Selling Shareholder.

The last reported sale price of CyberArk’s Ordinary Shares on December 5, 2024 was $327.57 per share. BofA Securities, Inc. is acting as the underwriter and sole book-running manager.

The underwriter will offer the Ordinary Shares from time to time for sale in one or more transactions on the Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The Offering is being made pursuant to an effective shelf registration statement on Form F-3 (including a prospectus) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on October 22, 2024, to which this communication relates. Before you invest, you should read the prospectus in the shelf registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. The Offering will be made only by means of a free writing prospectus, a prospectus and a related prospectus supplement relating to the Offering, copies of which may be obtained from BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC, 28255-0001, Attn: Prospectus Department, by email at dg.prospectus_requests@bofa.com. A copy of the free writing prospectus, the prospectus and the related prospectus supplement relating to the Offering may also be obtained free of charge by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About CyberArk

CyberArk (NASDAQ: CYBR) is the global leader in identity security. Centered on intelligent privilege controls, CyberArk provides the most comprehensive security offering for any identity – human or machine – across business applications, distributed workforces, hybrid cloud environments and throughout the DevOps lifecycle. The world’s leading organizations trust CyberArk to help secure their most critical assets. To learn more about CyberArk, visit https://www.cyberark.com.

Cautionary Note Concerning Forward Looking Statements

This release contains forward-looking statements, which express the current beliefs and expectations of the Company’s management. These statements are any statement contained herein that is not strictly historical, including, but not limited to, statements regarding the expected sale of Ordinary Shares by the Selling Shareholder in the Offering. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Such statements involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating, but not limited to: risks related to the Company’s acquisition of Venafi Holdings, Inc. (“Venafi”), including impacts of the acquisition on the Company’s or Venafi’s operating results and business generally; the ability of the Company or Venafi to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom the Company or Venafi do business; risks that Venafi’s business will not be integrated successfully into the Company’s operations; risks relating to the Company’s ability to realize anticipated benefits of the combined operations after the Venafi acquisition; changes to the drivers of the Company’s growth and the Company’s ability to adapt its solutions to the information security market changes and demands, including artificial intelligence (“AI”); the Company’s ability to acquire new customers and maintain and expand the Company’s revenues from existing customers; intense competition within the information security market; real or perceived security vulnerabilities, gaps, or cybersecurity breaches of the Company, or the Company’s customers’ or partners’ systems, solutions or services; risks related to the Company’s compliance with privacy, data protection and AI laws and regulations; the Company’s ability to successfully operate its business as a subscription company and fluctuation in the quarterly results of operations; the Company’s reliance on third-party cloud providers for its operations and software-as-a-service (“SaaS”) solutions; the Company’s ability to hire, train, retain and motivate qualified personnel; the Company’s ability to effectively execute its sales and marketing strategies; the Company’s ability to find, complete, fully integrate or achieve the expected benefits of additional strategic acquisitions; the Company’s ability to maintain successful relationships with channel partners, or if the Company’s channel partners fail to perform; risks related to sales made to government entities; prolonged economic uncertainties or downturns; the Company’s history of incurring net losses, the Company’s ability to generate sufficient revenue to achieve and sustain profitability and the Company’s ability to generate cash flow from operating activities; regulatory and geopolitical risks associated with the Company’s global sales and operations; risks related to intellectual property claims; fluctuations in currency exchange rates; the ability of the Company’s products to help customers achieve and maintain compliance with government regulations or industry standards; the Company’s ability to protect its proprietary technology and intellectual property rights; risks related to using third-party software, such as open-source software; risks related to stock price volatility or activist shareholders; any failure to retain the Company’s “foreign private issuer” status or the risk that the Company may be classified, for U.S. federal income tax purposes, as a “passive foreign investment company”; changes in tax laws; the Company’s expectation to not pay dividends on the Company’s ordinary shares for the foreseeable future; risks related to the Company’s incorporation and location in Israel, including the ongoing war between Israel and Hamas and conflict in the region; and other factors discussed under the heading “Risk Factors” in the Company’s most recent annual report on Form 20-F filed with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact:
Srinivas Anantha, CFA
CyberArk
617-558-2132
ir@cyberark.com

Media Contact:
Nick Bowman
CyberArk
+44 (0) 7841 673378
press@cyberark.com